Part II
Item 6. (continued)


                                  EXHIBIT 12(b)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                -------------------------------------------------
                    and preferred stock dividend requirements
                    -----------------------------------------
                          (in thousands, except ratio)
                                   (Unaudited)


                                                           Six Months Ended
                                                             June 30, 1999
                                                           ----------------

Net income                                                    $    35,195
                                                              -----------

Fixed charges:
      Advisory fees                                                   126

Total fixed charges                                                   126

Earnings before fixed charges                                 $    35,321
                                                              ===========

Fixed charges, as above                                       $       126
Preferred stock dividend requirements                              22,275
                                                              -----------

Fixed charges including preferred stock dividends             $    22,401
                                                              ===========

Ratio of earnings to fixed charges and
      preferred stock dividend requirements                          1.58


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